     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1998
                                                      REGISTRATION NO. 333-48021
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                  GENUS, INC.

             Exact name of registrant as specified in its charter)

          CALIFORNIA                94-2790804
 (State or other jurisdiction    (I.R.S. Employer
              of                  Identification
incorporation or organization)       Number)

                              1139 KARLSTAD DRIVE
                              SUNNYVALE, CA 94089
                                 (408) 747-7120
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              WILLIAM W. R. ELDER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  GENUS, INC.
                              1139 KARLSTAD DRIVE
                              SUNNYVALE, CA 94089
                                 (408) 747-7120
(Name, address, including zip code and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                             ANDREW J. HIRSCH, ESQ.
                           KELLY AMES MOREHEAD, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300
                              FAX: (650) 845-5000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
       FROM TIME TO TIME AS THE SEVERAL SELLING SHAREHOLDERS MAY DECIDE.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                1,676,877 SHARES

                                  GENUS, INC.

                                  COMMON STOCK
                             ---------------------

    This Prospectus relates to the resale by certain holders of securities of Genus, Inc. (the "Company" or "Genus") named herein (the "Selling Security Holders") of (i) up to 1,120,000 shares of common stock, no par value of the Company (the "Common Stock") issuable upon conversion of Series B Convertible Preferred Stock of the Company (the "Series B Stock"), (ii) up to 107,009 shares of Common Stock previously issued upon conversion of Series A Convertible Preferred Stock of the Company (the "Series A Stock") (the Common Stock described in (i) and (ii) referred to herein as the "Shares"), (iii) 400,000 additional shares of Common Stock (the "Warrant Shares") issuable upon exercise of certain warrants (the "Warrants") to purchase Common Stock and (iii) up to 49,868 additional shares of Common Stock (the "Dividend Shares") that may be issued as dividends on the Series B Stock. The Shares, the Warrant Shares and the Dividend Shares collectively are referred to herein as the "Securities." Because of the possibility of antidilution adjustments to the conversion price of the Series B Stock and the exercise price of the Warrants, the number of shares of Common Stock issuable upon such conversion or exercise and subject to this Prospectus is indeterminate and this Prospectus relates to the resale of such entire indeterminate number of shares of Common Stock. The Securities may be offered by the Selling Security Holders from time to time in transactions in the over-the-counter market through The Nasdaq Stock Market in privately negotiated transactions, through the writing of options on the Securities, through other means permitted by law, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with any sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Security Holders" and "Plan of Distribution." Information concerning the Selling Security Holders may change from time to time and will be set forth in supplements to this Prospectus.

    None of the proceeds from the sale of the Securities by the Selling Security Holders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Security Holders) in connection with the registration of the Securities being offered by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Company sold the Series A Stock and the Warrants to the Selling Security Holders in a private transaction on February 12, 1998. On July 30, 1998, the Company redeemed 70,000 shares of Series A Stock and issued the Series B Stock to the Selling Security Holders in exchange for the outstanding unredeemed Series A Stock. The Series B Stock is convertible at the option of the holder at any time, or at the option of the Company upon the satisfaction of certain conditions, unless previously redeemed or repurchased, into the Shares at a conversion price of $1.25. If certain conditions relating to the registration of the Shares are not timely met, the conversion price shall be reduced by 2% per month for up to two months.

    The Company's Common Shares are traded on The Nasdaq National Market under the symbol "GGNS."

    The Warrants are exercisable at any time until February 11, 2001 for 300,000 shares of Common Stock at a price of $3.67 per share and for 100,000 shares at a price of $4.50 per share.

    The Series B Stock accrues a dividend ("Dividend") at a rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable in cash or shares of Common Stock at the option of the Company. The aggregate unconverted Stated Value of the issued and outstanding Series B Stock and Warrants was $1.4 million on July 30, 1998.

    The Series B Stock may be redeemed at the option of the Company on or after July 30, 2003 at a redemption price equal to the product of (i) the average of the closing bid prices for the five trading days immediately preceding (a) July 30, 2003 or (b) the date of payment by the Company of the redemption price, whichever is greater, and (ii) the conversion ratio applicable to the Series B Stock calculated on July 30, 2003. Each Selling Security Holder may require the Company at any time to redeem all of its shares of the Series B Stock at a redemption price equal to the Stated Value per share. In addition, the Series B Stock may be redeemed at the option of the Selling Security Holder upon the occurrence of certain triggering events at a price per share equal to the product of (i) the average closing bid prices for the five trading days immediately preceding (a) the date of the triggering event or (b) the date of payment in full of such redemption price, whichever is greater, and (ii) the conversion ratio on the date of the triggering event.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 4.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is            1998.

                             AVAILABLE INFORMATION

    As used in this Prospectus, unless the context otherwise requires, the terms "Genus" and the "Company" mean Genus, Inc. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy statements and other information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission. The address of the site is http://www.sec.gov.

    The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

    Registration Statements on Form 8-A filed with the Commission on August 26, 1988 and May 3, 1990.

    Current Report on Form 8-K filed with the Commission on August 5, 1998.

    Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "Form 10-Q") filed with the Commission on May 14, 1998.

    Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 (the "1997 Form 10-K") filed with the Commission on April 28, 1998.

    Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Genus, Inc. at its principal offices located at 1139 Karlstad Drive, Sunnyvale, California 94089, telephone (408) 747-7120, attention: Investor Relations.

           Genus-Registered Trademark- is a trademark of Genus, Inc.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS, IN ADDITION TO THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS PROSPECTS BEFORE PURCHASING SHARES OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

    HISTORICAL PERFORMANCE. Although the Company had net income of $19.3 million and $4.2 million in the years ended December 31, 1995 and 1994, the Company experienced losses of $19.3 million, $9.2 million, and $6.9 million for the years ended December 31, 1997, 1996 and 1993, respectively. In addition, the Company experienced an operating loss of $25.8 million in the first half of 1998. As a result of the Company's inconsistent sales and operating results in recent years, there can be no assurance that the Company will be able to attain or sustain consistent future revenue growth on a quarterly or annual basis, or that the Company will be able to attain or maintain consistent profitability on a quarterly or annual basis.

    RELIANCE ON A SMALL NUMBER OF CUSTOMERS AND CONCENTRATION OF CREDIT
RISK. The Company continued its efforts to expand its customer base in 1997 and was successful, with new customers in Taiwan and North America. Historically, the Company has relied on a limited number of customers for a substantial portion of its net sales. In 1997, two customers, Samsung Electronics Company, Ltd. and Innotech Corporation, accounted for 47% and 17%, respectively, of the Company's net sales. In 1996, these same two customers accounted for 53% and 18%, respectively, of the Company's net sales. With the sale of its ion implantation business in July 1998, the Company's main customer for its current generation product is Samsung Electronics Company, Ltd. which accounted for over 90% of the Company's net sales of thin film products in 1997 and 1996. Because the semiconductor manufacturing industry is concentrated in a limited number of generally larger companies, the Company expects that a significant portion of its future product sales will be concentrated within a limited number of customers. None of these customers has entered into a long-term agreement requiring it to purchase the Company's products. Furthermore, sales to certain of these customers may decrease in the future when those customers complete their current semiconductor equipment purchasing requirements for new or expanded fabrication facilities. The loss of a significant customer or any reduction in orders from a significant customer, including reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing ICs, could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is dependent on a small number of customers. Accordingly, the Company is subject to concentration of credit risk. If a major customer were to encounter financial difficulties and become unable to meet its obligations, the Company would be adversely impacted.

    RELIANCE ON INTERNATIONAL SALES. Export sales accounted for approximately 74%, 84% and 88% of total net sales in the years ended 1997, 1996 and 1995, respectively. In addition, net sales to South Korean customers accounted for approximately 50%, 59% and 63%, respectively, of total net sales during the same periods. During the first half of 1998, the Company sold four systems, two of which were sold to domestic customers, thereby decreasing export sales to approximately 60% of total net sales. Nonetheless, the Company anticipates that international sales, including sales to South Korea, will continue to account for a significant portion of net sales. As a result, a significant portion of the Company's sales will be subject to certain risks, including unexpected changes in regulatory requirements, tariffs and other barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in managing distributors or representatives, difficulties in staffing and managing foreign subsidiary operations and potentially adverse tax consequences. Although the Company's foreign system sales are primarily denominated in U.S. dollars and the Company does not engage in hedging transactions, the Company's foreign sales are subject to the risks associated with unexpected changes in exchange rates, which could have the effect of making the Company's products more or less expensive. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

    Further, the Company has a wholly owned South Korean subsidiary providing service and support to the installed base of customers and whose functional currency is the won. As a result of the devaluation of the won in the fourth quarter of 1997, the Company incurred a foreign exchange loss of $1.1 million. There can be no assurance that the Company will not incur currency losses or gains in future quarters as the currency fluctuates.

    A substantial portion of the Company's sales are in Asia. Recent turmoil in the Asian financial markets has resulted in dramatic currency devaluations, stock market declines, restriction of available credit and general financial weakness. In addition, Dynamic Random Access Memory ("DRAM") prices have fallen dramatically and may continue to do so as some Asian integrated circuit ("IC") manufacturers may be selling DRAMs at less than cost in order to raise cash. These developments may affect the Company in several ways. Currency devaluation may make dollar-denominated goods, such as the Company's, more expensive for Asian clients. Asian manufacturers may limit capital spending. Furthermore, the uncertainty of the DRAM market may cause manufacturers everywhere to delay capital spending plans. These circumstances may also affect the ability of Company customers to meet their payment obligations, resulting in the cancellations or deferrals of existing orders and the limitation of additional orders. Some of the Company's South Korean customers have rescheduled their required delivery dates for orders previously placed and have announced delays in the facilitization of their new manufacturing areas. In addition, some portion of IC fabrication plant construction has been subsidized by Asian governments. Financial turmoil may weaken these governments' willingness to continue such subsidies. Such developments could have a material adverse affect on the Company's business, financial condition and results of operations.

    CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY. The Company's business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for ICs and products utilizing ICs. The semiconductor industry is cyclical and experiences periodic downturns, which have an adverse effect on the semiconductor industry's demand for semiconductor manufacturing capital equipment. Semiconductor industry downturns have adversely affected the Company's revenues, operating margins and results of operations. There can be no assurance that the Company's revenues and operating results will not continue to be materially and adversely affected by future downturns in the semiconductor industry. In addition, the need for continued investment in R&D, substantial capital equipment requirements and extensive ongoing worldwide customer service and support capability limits the Company's ability to reduce expenses. Accordingly, there is no assurance that the Company will be able to attain profitability in the future.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's revenue and operating results may fluctuate significantly from quarter to quarter. The Company derives its revenue primarily from the sale of a relatively small number of high-priced systems, many of which may be ordered and shipped during the same quarter. The Company's results of operations for a particular quarter could be adversely affected if anticipated orders, for even a small number of systems, were not received in time to enable shipment during the quarter, anticipated shipments were delayed or canceled by one or more customers or shipments were delayed due to manufacturing difficulties. The Company's revenue and operating results may also fluctuate due to the mix of products sold and the channel of distribution.

    COMPETITION. The semiconductor manufacturing capital equipment industry is highly competitive. The Company faces substantial competition throughout the world. The Company believes that to remain competitive, it will require significant financial resources in order to offer a broader range of products, to maintain customer service and support centers worldwide and invest in product and process R&D. Many of the Company's existing and potential competitors have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, as well as greater name recognition than the Company. The Company expects its competitors to continue to improve the design and performance of their current products and processes and to introduce new products and processes with improved price and performance characteristics. If the Company's competitors enter into strategic relationships with leading semiconductor manufacturers covering chemical vapor deposition ("CVD") products similar to those sold by the Company, it would materially adversely affect the Company's ability to sell its products to these manufacturers. There can be no assurance that the Company will continue to compete successfully in the United States or worldwide. The Company faces direct competition in CVD tungsten silicide ("WSix") from Applied Materials, Inc. and Tokyo Electron, Ltd. There can be no assurance that these or other competitors will not succeed in developing new technologies, offering products at lower prices than those of the Company or obtaining market acceptance for products more rapidly than the Company.

    DEPENDENCE ON NEW PRODUCTS AND PROCESSES. The Company believes that its future performance will depend in part upon its ability to continue to enhance its existing products and their process capabilities and to develop and manufacture new products with improved process capabilities. As a result, the Company expects to continue to invest in R&D. The Company also must manage product transitions successfully, as introductions of new products could adversely affect sales of existing products. There can be no assurance that the market will accept the Company's new products or that the Company will be able to develop and introduce new products or enhancements to its existing products and processes in a timely manner to satisfy customer needs or achieve market acceptance. The failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company is not successful in the development of advanced processes or equipment for manufacturers with whom it has formed strategic alliances, its ability to sell its products to those manufacturers would be adversely affected.

    PRODUCT CONCENTRATION; RAPID TECHNOLOGICAL CHANGE. Semiconductor manufacturing equipment and processes are subject to rapid technological change. The Company derives its revenue primarily from the sale of WSix CVD systems. The Company estimates that the life cycle for these systems is generally three to five years. The Company believes that its future prospects will depend in part upon its ability to continue to enhance its existing products and their process capabilities and to develop and manufacture new products with improved process capabilities. As a result, the Company expects to continue to make significant investments in R&D. The Company also must manage product transitions successfully, as introductions of new products could adversely affect sales of existing products. There can be no assurance that future technologies, processes or product developments will not render the Company's product offerings obsolete or that the Company will be able to develop and introduce new products or enhancements to its existing and future processes in a timely manner to satisfy customer needs or achieve market acceptance. The failure to do so could adversely affect the Company's business, financial condition and results of operations. Furthermore, if the Company is not successful in the development of advanced processes or equipment for manufacturers with whom it currently does business, its ability to sell its products to those manufacturers would be adversely affected.

    DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS. The Company's success depends in part on its proprietary technology. While the Company attempts to protect its proprietary technology through patents, copyrights and trade secret protection, it believes that the success of the Company will depend on more technological expertise, continuing the development of new systems, market penetration and growth of its installed base and the ability to provide comprehensive support and service to customers. There can be no assurance that the Company will be able to protect its technology or that competitors will not be able to develop similar technology independently. The Company currently has a number of United States and foreign patents and patent applications. There can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company.

    From time to time, the Company has received notices from third parties alleging infringement of such parties' patent rights by the Company's products. In such cases, it is the policy of the Company to defend against the claims or negotiate licenses on commercially reasonable terms where considered appropriate. However, no assurance can be given that the Company will be able to negotiate necessary licenses on commercially reasonable terms, or at all, or that any litigation resulting from such claims would not have a material adverse effect on the Company's business and financial results.

    DEPENDENCE ON KEY SUPPLIERS. Certain of the components and sub-assemblies included in the Company's products are obtained from a single supplier or a limited group of suppliers. Disruption or termination of these sources could have a temporary adverse effect on the Company's operations. The Company believes that alternative sources could be obtained and qualified to supply these products, if necessary. Nevertheless, a prolonged inability to obtain certain components could have a material adverse effect on the Company's business, financial condition and results of operations.

    DEPENDENCE ON INDEPENDENT DISTRIBUTORS. The Company currently sells and supports its CVD products through direct sales and customer support organizations in the U.S., Western Europe and South Korea and through eight exclusive, independent sales representatives and distributors in the U.S., Europe, Japan, South Korea, Taiwan, Hong Kong and Singapore. The Company does not have any long-term contracts with its sales representatives and distributors. Although the Company believes that alternative sources of distribution are available, the disruption or termination of its existing distributor relationships could have a temporary adverse effect on the Company's business, financial condition and results of operations.

    LIQUIDITY AND CAPITAL RESOURCES. The Company's primary source of funds at June 30, 1998 consisted of $3.8 million in cash and cash equivalents.

    The Company incurred operating losses during each of the two years in the period ended December 31, 1997 and, as of June 30, 1998, had an accumulated deficit of $76.4 million. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result from the outcome of this uncertainty.

    With the proceeds from the sale of its ion implantation business in July 1998, the Company believes that its existing cash resources will be sufficient to fund the Company's expected working capital requirements for at least the next 12 months. There can be no assurance that the Company's existing cash resources will be sufficient to implement the Company's operating strategy or meet the Company's other working capital requirements. Accordingly, the Company may be required to seek additional equity or debt financing. There can be no assurance that the Company would be able to obtain additional debt or equity financing, if and when needed, on terms that the Company finds acceptable. Any additional equity or debt financing may involve substantial dilution to the Company's shareholders, restrictive covenants or high interest costs.

    VOLATILITY OF STOCK PRICE. The Company's Common Stock has experienced substantial price volatility, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of, or announcements by, the Company, its competitors or its customers, announcements of technological innovations or new products by the Company or its competitors, changes in earnings estimates by securities analysts and other events or factors. Also, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies, in particular, and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions in the United States and the countries in which the Company does business, may adversely affect the market price of the Company's Common

Stock. In addition, the occurrence of any of the events described in these "Risk Factors" could have a material adverse effect on such market price. See "Market for the Registrant's Common Equity and Related Shareholder Matters" in the "1997 Form 10-K."

    READINESS FOR YEAR 2000. Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. These computer systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer service, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company also relies on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governments both domestically and globally, directly for accurate exchange of data and indirectly. During 1997, the Company started the implementation of a new business system. One criteria for the selection of the enterprise software was compliance with Year 2000 issues. Accordingly, the Company's current estimate is that the costs associated with the Year 2000 issue, and the consequences of incomplete or untimely resolution of the Year 2000 issue, will not have a material adverse effect on the result of operations or financial position of the Company in any given year. However, despite the Company's efforts to address the Year 2000 impact on its internal systems, there can be no assurance that the Company has fully identified such impact or that it can resolve it without disruption of its business and without incurring significant expense. In addition, even if the internal systems of the Company are not materially affected by the Year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts. The Company has not contacted the entities with which it interacts to determine whether such entities are addressing the Year 2000 issue.

                            SELLING SECURITY HOLDERS

    The following table sets forth certain information with respect to the beneficial ownership by the Selling Security Holders of shares of the Company's Common Stock. The Selling Security Holders purchased from the Company in a private transaction on February 12, 1998 an aggregate of 100,000 shares of Series A Stock, of which 2,000 were converted into 107,009 shares of Common Stock, 70,000 were redeemed by the Company and 28,000 were exchanged for 28,000 shares of Series B Stock, and Warrants to purchase an aggregate of 400,000 shares of Common Stock. Additionally, the Selling Security Holders may receive dividends of 6% per annum on the Series B Stock payable in Common Stock under certain circumstances. The Securities offered by this Prospectus consist of Common Stock which was or will be acquired by the Selling Security Holders upon conversion of the Series A Stock, upon conversion of the Series B Stock, exercise of the Warrants and as dividends on the Series B Stock.

    The Company is required to register at least 1,676,877 shares of Common Stock, which includes 49,868 shares of Common Stock as dividends on the Series B Stock even though less than that amount would be required to be issued by the Company as dividends on the Series B Stock as of the date of this Prospectus. As of July 28, 1998, an aggregate of 1,627,009 shares would be required to be issued upon conversion of the Series B Stock, exercise of the Warrants and as dividends on the Series B Stock. The maximum number of shares that each Selling Security Holder may sell (except for Southbrook International Investment, Ltd. and CIBC Oppenheimer Corp.) includes (i) the number of shares of Common Stock issuable upon conversion of the Series B Stock, (ii) the number of shares of Common Stock issuable upon exercise of the Warrants, (iii) the number of shares of Common Stock issuable as dividends on the Series B Stock assuming the Selling Security Holder holds the Series B Stock until February 12, 2000, and (iv) an indeterminate number of additional shares which may become issuable upon conversion by reason of adjustments to the conversion price. If any Selling Security Holder's ownership exceeds this amount, this Prospectus will be supplemented. The Selling Security Holders named below may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.

                                                                       MAXIMUM
                                                                      NUMBER OF
                                                                     SHARES THAT      SHARES         SHARES OWNED
NAME                                                                 MAY BE SOLD     OFFERED      AFTER OFFERING (3)
-----------------------------------------------------------------  ---------------  ----------  -----------------------
SOUTHBROOK INTERNATIONAL INVESTMENTS, LTD.(1) ...................        800,162       800,162                 0
  c/o Trippoak Advisors, Inc.
  Robert L. Miller
  630 Fifth Avenue, Suite 2000
  New York, NY 10111

WESTOVER INVESTMENTS L.P. .......................................        248,549       248,549                 0
  Will Rose
  300 Crescent Court, Suite 700
  Dallas, Texas 75201

MONTROSE INVESTMENTS, LTD. ......................................        372,823       372,823                 0
  Will Rose
  300 Crescent Court, Suite 700
  Dallas, Texas 75201

BROWN SIMPSON STRATEGIC GROWTH FUND, L.P. .......................         31,069        31,069                 0
  Mitchell Kaye
  152 West 57th Street, 40th Floor
  New York, NY 10019

                                                                       MAXIMUM
                                                                      NUMBER OF
                                                                     SHARES THAT      SHARES         SHARES OWNED
NAME                                                                 MAY BE SOLD     OFFERED      AFTER OFFERING (3)
-----------------------------------------------------------------  ---------------  ----------  -----------------------
BROWN SIMPSON STRATEGIC GROWTH FUND, LTD. .......................        124,274       124,274                 0
  Mitchell Kaye
  152 West 57th Street, 40th Floor
  New York, NY

CIBC OPPENHEIMER CORP.(2) .......................................        100,000       100,000                 0
  Matthew J. Maryles
  200 Liberty Street, 7th Floor
  New York, NY 10281

------------------------

(1) Southbrook International Investments, Ltd.'s ownership also includes 107,009 shares of Common Stock issued upon conversion of 2,000 shares of Series A Stock.

(2) CIBC Oppenheimer Corp.'s ownership includes only the number of shares of Common Stock issuable upon exercise of its Warrant.

(3) Assumes all shares offered by this Prospectus are sold and no beneficially owned shares are sold other than by this Prospectus.

    No Selling Security Holder has held any position or office or had any other material relationship with the Company or any of its affiliates within the past three years other than CIBC Oppenheimer Corp., which received a finder's fee in connection with the sale of the Series A Stock and Warrants.

    Each Selling Security Holder has represented to the Company that it purchased the Securities for investment, with no present intention of distribution. However, in recognition of the fact that investors, even though purchasing the Securities for investment, may wish to be legally permitted to sell their securities when they deem appropriate, the Company has filed with the Commission under the Securities Act the Registration Statement with respect to the resale of the Shares, the Warrant Shares and the Dividend Shares from time to time in the over-the-counter market through The Nasdaq Stock Market or in privately negotiated transactions, through the writing of options on the Shares, the Warrant Shares or the Dividend Shares, or through a combination of the foregoing. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for two years from the date the Registration Statement is declared effective or such earlier date when all Securities covered by such Registration Statement have been sold.

                        DESCRIPTION OF EQUITY SECURITIES

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value per share, and 2,000,000 shares of Preferred Stock, no par value per share, of which 100,000 have been designated Series A Convertible Preferred Stock and 28,000 have been designated Series B Convertible Preferred Stock. As of July 29, 1998, approximately 17,361,162 shares of Common Stock were outstanding, held of record by approximately 455 shareholders. As of July 30, 1998, no shares of Series A were outstanding and 28,000 shares of Series B Stock were outstanding, held of record by approximately 5 shareholders.

                              PLAN OF DISTRIBUTION

    The sale of the Securities by the Selling Security Holders may be effected from time to time in transactions in the over-the-counter market through The Nasdaq Stock Market, in privately negotiated transactions, through the writing of options on the Securities, through other means as permitted by law, or through a combination of such methods of sale, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). Any broker-dealer may act as a broker-dealer on behalf of one or more of the Selling Security Holders in connection with the offering of certain of the Securities by the Selling Security Holders.

    The Selling Security Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby has been passed upon for Genus by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, who have represented the Company in connection with this offering, beneficially own approximately 11,500 shares of the Company's Common Stock. Mario M. Rosati, a Director and Secretary of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

    The Consolidated Financial Statements of the Company, as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the Financial Statement Schedule of the Company for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been incorporated herein in reliance on the reports, one of which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2

Information Incorporated by Reference.....................................    2

Risk Factors..............................................................    4

Selling Security Holders..................................................    9

Description of Equity Securities..........................................   10

Plan of Distribution......................................................   10

Legal Matters.............................................................   11

Experts...................................................................   11

                                  GENUS, INC.

                              1,676,877 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee................  $   2,073
Nasdaq National Market listing fee.................................     17,500
Printing and engraving expenses....................................      2,000
Legal fees and expenses............................................     20,000
Accounting fees and expenses.......................................     20,000
Transfer agent and registrar fees and expenses.....................     10,000
Miscellaneous......................................................      5,000
                                                                     ---------
    Total..........................................................  $  76,573
                                                                     ---------
                                                                     ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a directors' liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors' duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

    In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limits the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorizes the Company to provide indemnification to it agents (including officers and directors), subject to the limitations set forth above. The

Company's Bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

    Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

    The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

    The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

    Reference is made to the Convertible Preferred Common Stock Purchase Agreement incorporated by reference as an exhibit to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS

  4.1* Common Shares Rights Agreement, dated as of April 27, 1990, between the
         Registrant and Bank of America, N.T. and S.A., as Rights Agent.
  4.2** Convertible Preferred Stock Purchase Agreement, dated February 2, 1998, among the Registrant and the Investors.
  4.3** Registration Rights Agreement, dated February 2, 1998, among the
         Registrant and the Investors.
  4.4** Certificate of Determination of Rights, Preferences and Privileges of
         Series A Convertible Preferred Stock.
  4.5*** Redemption and Exchange Agreement, dated July 16, 1998, among the
         Registrant and the Investors.
  4.6*** Certificate of Determination of Rights, Preferences and Privileges of
         Series B Convertible Preferred Stock.
  5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 23.1  Consent of Independent Accountants.
 23.2  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1 filed herewith).

------------------------

 * Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1990.

** Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 8-K filed February 17, 1998.

*** Incorporated by reference to the exhibit filed with the Registrant's Current
    Report on Form 8-K filed August 5, 1998.

ITEM 17. UNDERTAKINGS

    1.  The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that the undertakings set forth in paragraph (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    4.  The undersigned Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 4, 1998.

                                GENUS, INC.

                                By:              /s/ MARY F. BOBEL
                                     -----------------------------------------
                                                   Mary F. Bobel
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
   /s/ WILLIAM W. R. ELDER*       President and Chief
------------------------------    Executive Officer           August 4, 1998
    (William W. R. Elder)         (Principal Executive
                                  Officer)

                                Executive Vice President,
                                  Chief Financial Officer,
                                  Corporate Controller,
      /s/ MARY F. BOBEL           Chief Accounting Officer
------------------------------    and Treasurer (Principal    August 4, 1998
       (Mary F. Bobel)            Financial Officer and
                                  Chief Accounting
                                  Officer)

      /s/ TODD S. MYHRE*
------------------------------  Director                      August 4, 1998
       (Todd S. Myhre)

     /s/ MARIO M. ROSATI*
------------------------------  Director and Secretary        August 4, 1998
      (Mario M. Rosati)

  /s/ G. FREDERICK FORSYTH*
------------------------------  Director                      August 4, 1998
    (G. Frederick Forsyth)

*By:      /s/ MARY F. BOBEL
      -------------------------
            Mary F. Bobel                                      August 4, 1998
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

EXHIBITS
------
  4.1* Common Shares Rights Agreement, dated as of April 27, 1990, between the
         Registrant and Bank of America, N.T. and S.A., as Rights Agent
  4.2** Convertible Preferred Stock Purchase Agreement, dated February 2, 1998, among the Registrant and the Investors
  4.3** Registration Rights Agreement, dated February 2, 1998, among the
         Registrant and the Investors
  4.4** Certificate of Determination of Rights, Preferences and Privileges of
         Series A Convertible Preferred Stock.
  4.5*** Redemption and Exchange Agreement, dated July 16, 1998, among the
         Registrant and the Investors.
  4.6*** Certificate of Determination of Rights, Preferences and Privileges of
         Series B Convertible Preferred Stock.
  5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 23.1  Consent of Independent Accountants
 23.2  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1 filed herewith)

------------------------

 * Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1990.

** Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 8-K filed February 17, 1998.

*** Incorporated by reference to the exhibit filed with the Registrant's Current
    Report on Form 8-K filed August 5, 1998.